FOR IMMEDIATE RELEASE
Contact Information:
At the Company:	EAS & Associates:
Gregory S. Skinner Vice President Finance and CFO (650) 306-1650	Liz Saghi (805) 967-0161

LANDEC CORPORATION REPORTS FIRST QUARTER
FISCAL YEAR 2008 RESULTS

Revenues Increase 23% and Net Income Increases $3.1 million

MENLO PARK, CA – September 25, 2007 — Landec Corporation (Nasdaq: LNDC), today reported results for the first quarter of fiscal year 2008. Revenues for the first quarter increased 23% to $62.7 million compared to revenues of $51.1 million for the same period a year ago. The Company reported net income for the quarter of $3.1 million or $0.11 per diluted share compared to net income of $14,000 or $0.00 per share for the same period last year.

“We are pleased with the progress we made during the first quarter of fiscal year 2008,” stated Gary Steele, Chairman and CEO of Landec. “During the first quarter of fiscal year 2008 we (1) grew our core specialty packaged vegetable revenues and gross profit by 12% and 35%, respectively, compared to the first quarter last year, (2) increased license fee revenues and gross profit by $1.3 million and $1.5 million, respectively, compared to the same period last year primarily due to the December 2006 Intellicoat® coatings license agreement with Monsanto Company (Monsanto), (3) expanded shipments of our BreatheWay® packaging technology to Chiquita Brands International, Inc. (Chiquita) for its Chiquita-To-Go™ banana program which is focused on selling Chiquita® brand bananas to convenience stores, quick service restaurants and coffee chains, and (4) began working with the Natick Soldier Research Center, a branch of the U.S. Military, to further develop our BreatheWay packaging technology for use in distributing fresh fruits and vegetables to military deployments worldwide.”

The Company also announced earlier today that Landec’s food subsidiary, Apio, Inc., has expanded its joint technology license and supply agreement with Chiquita, providing Chiquita use of Landec’s patented BreatheWay packaging technology for Chiquita bananas. The expanded agreement includes additional exclusive fields for bananas. Further, as part of this agreement, Landec and Chiquita have entered into a new exclusive license using Landec’s BreatheWay packaging technology for avocados.

This agreement covers additional exclusive fields for bananas which are strategically important to Chiquita, and new applications for packaging and selling avocados, resulting in expanded market opportunities for both Chiquita and Landec’s BreatheWay packaging technology. Under this agreement, in exchange for expanding the exclusive license fields for bananas and adding an exclusive license for avocados, the minimum gross profit amounts to Landec from the purchase of BreatheWay packaging by Chiquita will increase a total of $2.1 million over Landec’s next two fiscal years to $2.9 million in fiscal year 2008 and to $2.2 million in fiscal year 2009.

Operating Highlights

Apio, Inc. — Landec’s Food Subsidiary

Nick Tompkins, CEO of Apio reported, “Overall Apio revenues increased 20% to $61.0 million during the first quarter of fiscal year 2008 compared to $50.8 million for the same period a year ago. Overall Apio gross profit increased 37% to $7.3 million in the first quarter of fiscal year 2008 from $5.4 million for the first quarter last year, while net income increased 52% to $3.7 million for the first quarter of fiscal year 2008 compared to $2.4 million for the same period last year.”

“During the first quarter, sales of our value-added specialty packaging vegetable products grew 12% to $39.4 million compared to $35.0 million in the same period last year, and Apio significantly grew its value-added gross profit, which increased 35% during the first quarter of fiscal year 2008 to $6.1 million from $4.5 million during the same period last year. In addition, revenues from Apio’s commission trading business increased 36% to $21.5 million from $15.8 million during the first quarter last year. Both businesses benefited from the favorable produce sourcing conditions in the first quarter of this fiscal year 2008 compared to very unfavorable weather-related produce sourcing conditions during the first quarter of last fiscal year,” added Tompkins.

Landec’s Technology Licensing Business

“In Landec’s Technology Licensing business, the Company is working with a number of existing customers to expand the use of Intelimer® polymers in cosmetic and personal care products, as well as industrial non-food and non-agricultural products,” stated David Taft, Ph.D., COO of Landec.

On December 1, 2006, Landec entered into a five-year co-exclusive technology license and polymer supply agreement with Monsanto for the use of Landec’s Intellicoat polymer seed coating technology. As a result of the agreement, Landec will recognize license fee revenue and operating income of $3.4 million per year for five years in exchange for granting to Monsanto certain rights and access to the technology. Monsanto will also fund all operating costs, including all Intellicoat research and development, product development and non-replacement capital costs during the term of the five year agreement.

The $3.4 million in license fees, when combined with the $2 million per year in deferred gain from the sale of Fielder’s Choice Direct (FCD), Landec’s former direct marketing and sales seed business, to Monsanto on December 1, 2006, will result in Landec recognizing revenue and operating income of $5.4 million per year over the term of the five year agreement.

In March 2006, the Company entered into an exclusive license and research and development agreement with Air Products providing Air Products with the exclusive right to use Landec’s Intelimer materials technology in specific fields worldwide. In accordance with the agreement, the Company receives license fee payments of $200,000 per quarter through May 2009. In addition, Landec receives 40% of the gross profits generated from the sale of products by Air Products that incorporate Landec’s Intelimer materials. The focus during the initial period of this partnership is on establishing new technical programs for Landec’s Intelimer technology.

Landec Consolidated

For the first quarter of fiscal year 2008, Landec’s net income increased to $3.1 million from $14,000 in the same period last year due to several factors. Items increasing net income included: (1) a $1.6 million increase in gross profit in Apio’s value added vegetable business primarily due to favorable produce sourcing conditions during the first quarter of fiscal year 2008 compared to very unfavorable, weather-related sourcing conditions during the first quarter of last fiscal year, (2) a $1.5 million increase in licensing gross profit as a result of the Intellicoat license agreement with Monsanto and (3) the elimination of $2.5 million of operating losses incurred by Landec Ag in the first quarter of fiscal year 2007 as a result of the sale of FCD to Monsanto and the fact that under the Intellicoat license agreement Monsanto is currently paying for all of Intellicoat’s operating costs. These increases in net income were partially offset by (1) the increase in income taxes of $1.2 million during the first quarter of fiscal year 2008 compared to the same period last year and (2) net proceeds of $1.3 million from an insurance settlement received during the first quarter last year which was recorded as a reduction of general and administrative expenses.

Landec’s First Quarter of Fiscal Year 2008 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, September 26, 2007, during which senior management of Landec will present an overview of results for the first quarter of fiscal year 2008. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 802-4305 or (703) 639-1317 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, October 3, 2007 by calling (888) 266-2081 or (703) 925-2533, code #1138012.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risk factors are listed in the Company’s Form 10-K for the fiscal year ended May 27, 2007 (See item 1A: Risk Factors). As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

—Tables and Q&A to Follow—

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	August 26, 2007	May 27, 2007
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$46,250	$62,556
Accounts receivable, net	18,261	18,185
Inventories, net	7,800	6,800
Notes and advances receivable	147	282
Prepaid expenses and other current assets	1,558	1,316

Total Current Assets	74,016	89,139
Property and equipment, net	19,790	20,270
Intangible assets, net	30,734	29,630
Other assets	2,525	2,329

Total Assets	$127,065	$141,368

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$16,725	$13,880
Income taxes payable	482	458
Accrued compensation	1,224	3,126
Other accrued liabilities	1,626	1,340
Related party note payable	156	—
Deferred revenue	2,698	3,491
Total Current Liabilities	22,911	22,295
Related party note payable	76	—
Deferred revenue	6,500	7,000
Minority interest	1,477	1,845
Shareholders’ Equity
Common stock	130,455	129,560
Accumulated deficit	(34,354)	(19,332)

Total Shareholders’ Equity	96,101	110,228

Total Liabilities and Shareholders’ Equity	$127,065	$141,368

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)
(unaudited)

	Three Months Ended
	August 26,	August 27,
	2007	2006
Revenues:
Product sales	$59,800	$50,046
Services revenues	1,075	843
License fees	1,581	200
Research, development, and royalty revenues	203	58

Total revenues	62,659	51,147
Cost of revenues:
Cost of product sales	52,804	44,837
Cost of services revenues	881	754

Total cost of revenues	53,685	45,591
Gross profit	8,974	5,556
Operating costs and expenses:
Research and development	822	784
Selling, general and administrative	4,546	4,902
Total operating costs and expenses	5,368	5,686

Operating income (loss)	3,606	(130)
Interest income	781	236
Interest expense	(8)	(70)
Other expense	(120)	(22)

Net income before taxes	4,259	14
Income tax expense	(1,182)	—

Net income	$3,077	$14

Diluted net income per share	$0.11	$0.00

Shares for diluted net income per share	26,911	24,936

LANDEC CORPORATION
FIRST QUARTER ENDED AUGUST 26, 2007
QUESTIONS AND ANSWERS

1)	Based on the significant increase in both revenues and net income during the first quarter of fiscal year 2008 compared to the first quarter of last year, is the Company going to change its guidance for all of fiscal year 2008?

Although the results for the first quarter of fiscal year 2008 were much better than the same period last year, the results for the first quarter are in line with our internal plan for the quarter. Accordingly, we are not changing our original guidance for fiscal year 2008. As a reminder, during the first quarter of fiscal year 2007, we incurred operating losses at Landec Ag of approximately $2.5 million. Those losses are not recurring this fiscal year as a result of the sale of FCD to Monsanto on December 1, 2006 and the fact that Monsanto is currently paying for all of Intellicoat’s operating costs. In addition, during the first quarter of fiscal year 2007, we incurred significant produce sourcing costs due to unfavorable weather conditions. To reiterate our guidance for all of fiscal year 2008, we plan to grow overall revenues by 10% to 15% and, after excluding the following non-recurring events from fiscal year 2007, we plan to grow pre-tax net income 45% to 55% and net income after tax 30% to 40% compared to fiscal year 2007.

Fiscal year 2007 non-recurring events were (in thousands):

1)	Income, net of expenses, from sale of FCD — $22,669

2)	Insurance settlement from fire — $1,473

3)	Aesthetic Sciences milestone payment — $481

4)	Operating losses at Landec Ag from the beginning of the fiscal year through the close of the sale of FCD – ($5,838)

Included in the net income growth expectations for fiscal year 2008 is $5.4 million in license revenues from Monsanto, up from $2.7 million in fiscal year 2007, which is expected to be more than offset by an increase in our effective tax rate from 8% in fiscal year 2007 to approximately 28% in fiscal year 2008.

2)	How is the Chiquita collaboration progressing?

The Chiquita-To-Go food service banana program is progressing well. Chiquita conservatively estimates that they are currently supplying over 11,000 North American outlets and 3 European countries with its Chiquita-To-Go program, targeting convenience stores, mini-marts, quick serve restaurants and coffee chains with Chiquita-To-Go bananas. Chiquita plans to continue to aggressively expand distribution this year. In addition, Chiquita is currently conducting market tests at traditional retail grocery stores for its Fresh & Ready™ banana products that also use Landec’s proprietary BreatheWay packaging technology. The primary objective of these retail market tests is to evaluate consumer responses to various elements of the Fresh & Ready banana products, including marketing, merchandising and packaging. Chiquita remains enthusiastic about the potential for the retail banana program and expects to continue to perform market tests and product development work for retail grocery store customers through early 2008.

3)	How is the collaboration with Air Products and Chemicals, Inc. going?

As a reminder, we licensed Air Products four fields of use:

1)	Personal care – where they are currently supplying products to L’Oreal of Paris for use in lotions and creams.

2)	Latent catalyst – where they are currently supplying products to Akzo Nobel Chemical B.V. for industrial applications.

3)	Household and Industrial cleaners – initial work will commence later this year.

4)	Disposal non-wovens – no work has begun due to a reorganization within Air Products.

Air Products’ primary reason for entering into a license agreement with Landec for the use of our Intelimer polymer materials was due to Air Products’ desire to enter the personal care supply market, a very fast growing market. Through the use of Landec’s proprietary technology, Air Products plans to build a unique personal care supply business that will differentiate Air Products from their competitors. Because Air Products is new to the personal care supply industry, Landec knew this collaboration would take some time before meaningful bottom line results would be realized. Accordingly, during the first quarter of fiscal year 2008, the Company received an insignificant amount from its share of profits generated by Air Products. But because this is a long-term agreement, we believe this collaboration can be very beneficial in the future to Landec shareholders.

4)	What are some of the key areas of focus for the Technology Licensing business?

We continue to advance our proprietary Intelimer polymer temperature switch materials for controlling a wide range of physical and mechanical properties, such as, permeation control, adhesion control and viscosity modification. We continue to develop new products and applications that use our unique temperature switch properties. Some of the new application areas involve improvements to our food packaging membranes, improvements to our seed coatings, improvements and/or new developments in personal care and latent thermoset catalysts, as well as, in pharmaceutical drug delivery, active coatings, and other areas.

5) Why did the Company repurchase the shares and options of Apio that it did not own?

The repurchase of the shares and options not owned by Landec was part of a long-term plan, and the current timing was due to the convergence of several events which we believe are beneficial to Landec shareholders.

1)	We anticipated that the minority interest expense we had been incurring associated with the minority ownership in Apio would significantly increase as 2.2 million unexercised Apio options were likely to be exercised sometime in fiscal year 2008 or fiscal year 2009. The repurchase of shares and options eliminates the minority interest expense associated with the minority interest in Apio, Inc.

2)	By executing the repurchase at this time, we are able to benefit from a $19.7 million tax deduction which will reduce Landec’s cash tax liability by approximately $3.6 million in fiscal year 2008 and by approximately $3.7 million in fiscal year 2009, for a total cash tax savings of $7.3 million.

3)	After the cash tax benefit, the $20.6 million repurchase amount will represent a cash expenditure of approximately $13.3 million.

4)	The $20.6 million repurchase amount did not result in a book expense because the stock and options repurchased were fully vested and were repurchased at their fair market value.

6)	The Company recognized an income tax expense of $1.2 million during the first quarter of fiscal year 2008 but only recorded an additional cash tax liability of $50,000. Why the significant difference?

As explained in the answer to question 5 above, the repurchase of the Apio options resulted in a tax deduction of $19.7 million during the first quarter of fiscal year 2008 which reduced Landec’s cash tax liability to the minimum owed under federal AMT. However, for book purposes, the $19.7 million is not considered a deduction when calculating the income tax expense because the options that were repurchased had never been included as an expense for book purposes under APB 25 (Landec did not adopt SFAS 123(R) which requires the expensing of options until the beginning of fiscal year 2007) and therefore, the $19.7 million was not deductible.

7)	Why did you expand your exclusive license agreement with Chiquita rather than license new areas to another banana supplier? And why are the minimums in fiscal year 2008 higher than those in fiscal year 2009?

We considered our options before entering into this expanded license agreement. We have worked with Chiquita for three years now and we believe Chiquita has the international brand, sourcing, technical, marketing and distribution capabilities combined with experience in using our BreatheWay packaging technology to penetrate the banana market better than anyone. Chiquita is dedicating considerable resources to create new and enhanced value in the banana business with our technology.

As part of the expanded banana license agreement with Chiquita, in fiscal year 2008 Landec will receive initial incremental minimums for the additional exclusive fields for bananas.

8)	What is the business opportunity under the new license with Chiquita in the field of avocados?

Americans consume 2.4 pounds of avocados per person per year and the demand for avocados is increasing. Suppliers of avocados have difficulty delivering a ready-to-eat product that has adequate shelf life for consumers. Our focus with Chiquita is to package avocados to extend the shelf life of ripe and ready-to-eat avocados.

9)	How do the results by line of business for the three months ended August 26, 2007 compare with the same period last year?

The results are as follows (unaudited and in thousands):

	Three months ended	Three months ended 8/27/06
	8/26/07
Revenues:
Apio Value Added(a)	$39,394	$35,030
Apio Packaging (b)	153	13

Technology Subtotal	39,547	35,043
Apio Trading (c)	21,451	15,782
Total Apio	60,998	50,825
Tech. Licensing (d)	1,661	322

Total Revenues	62,659	51,147
Gross Profit:
Apio Value Added	6,103	4,523
Apio Packaging	119	4

Technology Subtotal	6,222	4,527
Apio Trading	1,091	827
Total Apio	7,313	5,354
Tech. Licensing	1,661	202

Total Gross Profit	8,974	5,556
R&D:
Apio	370	241
Tech. Licensing	452	543

Total R&D	822	784
S,G&A:
Apio	3,361	2,791
Tech. Licensing (e)	—	2,326
Corporate (f)	1,185	(215)

Total S,G&A	4,546	4,902
Other (g):
Apio	94	104
Corporate	(623)	40

Total Other	(529)	144
Net Income (Loss):
Apio	3,676	2,426
Tech. Licensing	1,209	(2,667)
Corporate	(1,808)	255

Net Income	$3,077	$14

Net Income Per Diluted Share	$0.11	$0.00

a)	Apio’s value-added business includes revenues and gross profit from Apio Cooling LP.

b)	Apio Packaging includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.

c)	Apio’s trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.

d)	Included in Tech. Licensing are the Intellicoat license fees from Monsanto.

e)	Included in Tech. Licensing S,G&A for the first quarter of fiscal year 2007 is $2.3 million in expenses from FCD which was sold to Monsanto on 12/1/06.

f)	Included in Corporate S,G&A for the first quarter of fiscal year 2007 are net proceeds from an insurance settlement for $1.3 million.

g)	Included in Other are net interest income/(expense), non-operating income/(expense) and income taxes.